Exhibit 99.1

Independence Contract Drilling, Inc. Reports Financial Results for the

Second Quarter Ended June 30, 2024

HOUSTON, TEXAS, August 7, 2024 / PRNewswire/ – Independence Contract Drilling, Inc. (the “Company” or “ICD”) (NYSE: ICD) today reported financial results for the three months ended June 30, 2024.

Second quarter 2024 Highlights

•	Net loss of $16.7 million, or $1.15 per share
•	Adjusted net loss, as defined below, of $10.6 million, or $0.73 per share
•	Adjusted EBITDA, as defined below, of $8.5 million, representing a 28% sequential decrease
•	Adjusted net debt, as defined below, of $196.7 million, representing a 3% sequential increase
•	14.5 average rigs working during the quarter, representing a 4% sequential decrease
•	Fully burdened margin per day of $9,675, representing a 18% sequential decrease

In the second quarter of 2024, the Company reported revenues of $43.3 million, net loss of $16.7 million, or $1.15 per share, adjusted net loss (defined below) of $10.6 million, or $0.73 per share, and adjusted EBITDA (defined below) of $8.5 million. These results compare to revenues of $56.4 million, net loss of $4.2 million, or $0.30 per diluted share, adjusted net loss of $1.0 million, or $0.07 per diluted share, and adjusted EBITDA of $18.7 million in the second quarter of 2023, and revenues of $46.6 million, net loss of $9.0 million, or $0.62 per share, adjusted net loss of $7.3 million, or $0.50 per share, and adjusted EBITDA of $11.8 million in the first quarter of 2024.

Chief Executive Officer Anthony Gallegos commented, “Our financial results for the second quarter came in line with our expectations, as the overall U.S. land contract drilling market continued to be impacted by elevated rig churn from headwinds driven by customer consolidation, accelerating drilling efficiencies and increased fiscal discipline by E&P customers. These headwinds have continued into the third quarter of 2024 and resulted in the delay or cancellation of expected third quarter rig reactivation opportunities and additional rig releases where our rigs will be required to be placed with new customers. We are actively marketing all of these rigs into identified contract opportunities in our Permian market as well as our Haynesville/ East Texas market where we were recently successful in adding a third operating rig. However, we expect near term white space from rig churn to result in a decline in our third quarter average operating rig count to approximately 13 rigs. Assuming our re-contracting efforts are successful, we expect our operating rig count will return to second quarter levels by the end of the fourth quarter of 2024.”

Quarterly Operational Results

In the second quarter of 2024, operating days decreased 4% compared to the first quarter of 2024. The Company’s marketed fleet operated at 56% utilization and recorded 1,315 revenue days, compared to 58% utilization and 1,369 revenue days in the second quarter of 2023, and 58% utilization and 1,376 revenue days in the first quarter of 2024.

Operating revenues in the second quarter of 2024 totaled $43.3 million, compared to $56.4 million in the second quarter of 2023 and $46.6 million in the first quarter of 2024. Revenue per day in the second quarter of 2024 was $28,899, compared to $34,467 in the second quarter of 2023 and $30,313 in the first quarter of 2024. Sequential decreases in revenue per day were primarily due to lower dayrates on contractual renewals. Looking forward, the Company expects revenue per day during the third quarter of 2024 to decline approximately 2% compared to second quarter 2024 revenue per day levels.

Operating costs in the second quarter of 2024 totaled $31.5 million, compared to $33.8 million in the second quarter of 2023 and $30.8 million in the first quarter of 2024. Operating costs during the second quarter included approximately

$0.3 million associated with the closure of the Company’s Houston rig yard, which the Company plans to exit during the fourth quarter of 2024. The Company expects to incur approximately $1.0 million during the third quarter of 2024 relating to this location and its full closure. Fully burdened operating costs, which exclude costs associated with the Company’s Houston rig yard, were $19,224 per day in the second quarter of 2024, compared to $19,005 in the second quarter of 2023 and $18,484 in the first quarter of 2024. Sequential increases in cost per day were primarily driven by fewer operating days absorbing fixed costs during the quarter as well as elevated rig churn.

Fully burdened rig operating margins in the second quarter of 2024 were $9,675 per day, compared to $15,462 per day in the second quarter of 2023 and $11,829 per day in the first quarter of 2024. Sequential declines in rig operating margins were driven by lower dayrates on contractual renewals as well as slightly higher operating costs per day during the second quarter of 2024. Looking forward, the Company currently expects per day operating margins in the third quarter of 2024 to fall approximately 1% sequentially driven primarily by lower average dayrates as rigs recontract in the current market environment.

Selling, general and administrative expenses in the second quarter of 2024 were $3.7 million (including $0.4 million of non-cash compensation), compared to $5.2 million (including $1.3 million of non-cash compensation) in the second quarter of 2023 and $4.3 million (including $0.3 million of non-cash compensation) in the first quarter of 2024. Included in selling, general and administrative costs were approximately $0.6 million of costs relating to special committee activities directed toward evaluating strategic alternatives, including refinancing of the Company’s outstanding Convertible Notes. Overall sequential decreases in cash selling, general and administrative expenses primarily related to reduced incentive compensation accruals partially offset by the costs associated with the strategic alternatives review. Sequential decreases in non-cash compensation expenses related to variable accounting on stock-based compensation that is tied to changes in the market price for the Company’s common stock at period end. Looking forward, the Company expects overall selling, general and administrative costs during the third quarter of 2024 to be relatively flat compared to second quarter 2024 levels.

During the second quarter of 2024, the Company recorded interest expense of $10.2 million, including $2.9 million relating to non-cash amortization of Convertible Note debt discount and debt issuance costs. The Company has excluded this non-cash amortization when presenting adjusted net loss. During the first and second quarters of 2024, the Company redeemed $3.5 million and $3.5 million, respectively, of Convertible Notes at par plus accrued interest and paid in-kind $13.3 million of interest on the Convertible Notes during the first quarter of 2024. As of June 30, 2024, accrued but unpaid interest on the Convertible Notes was $7.0 million.

Drilling Operations Update

The Company currently expects to operate approximately 13.0 net average rigs during the third quarter of 2024. The Company’s backlog of drilling contracts with original terms of six months or longer is $48.9 million. Approximately 57% of this backlog expires in 2024. This backlog excludes rigs operating on short-term pad-to-pad drilling contracts with original terms of less than six months.

Capital Expenditures and Liquidity Update

Cash outlays for capital expenditures in the second quarter of 2024, net of asset sales and recoveries, were $5.5 million, and include payments of $3.9 million relating to prior period deliveries. On June 30, 2024, there was approximately $4.1 million of accrued liabilities relating to capital expenditures for which the Company expects to make payment during the third quarter of 2024.

On June 30, 2024, the Company repurchased $3.5 million of Convertible Notes at par, plus accrued interest, pursuant to the required mandatory purchase offers under the indenture governing the Convertible Notes. The Company is required to make similar offers to repurchase $3.5 million of Convertible Notes on each of September 30, 2024, December 31, 2024, and March 31, 2025.

As of June 30, 2024, the Company had cash on hand of $5.5 million and a revolving line of credit with availability of $15.5 million. Net working capital as of June 30, 2024 was $10.0 million, representing a $0.7 million increase compared to March 31, 2024. The Company’s revolving line of credit has a maturity date of September 30, 2025. Net working capital as of June 30, 2024 excludes outstanding borrowings under the revolving line of credit of $9.8 million, as well as future mandatory offer obligations to purchase Convertible Notes that would be funded through the revolving line of credit. Beginning September 30, 2024, until such time as the Company refinances the revolving line of credit or extends its maturity, outstanding borrowings under the revolving credit facility and related mandatory offer obligations will be classified as current liabilities and will thus reduce reported net working capital. There can be no assurance that the Company will be successful in refinancing the revolving line of credit or extending its maturity date.

The Company reported adjusted net debt as of June 30, 2024 of $196.7 million. This represents an increase of approximately $6.4 million, or 3%, compared to adjusted net debt as of March 31, 2024. Looking forward, to maintain liquidity, the Company has elected to pay in-kind interest on the Convertible Notes that will be due and payable on September 30, 2024, and expects to elect to pay interest in-kind thereafter through maturity of the Convertible Notes.

In February 2024, our Board of Directors established a committee of independent directors to evaluate strategic alternatives, including a refinancing and recapitalization of our outstanding Convertible Notes, which mature on March 18, 2026. There can be no assurance that the Company will be successful in refinancing or recapitalizing the Convertible Notes.

Conference Call

The Company will not host a quarterly earnings conference call relating to its financial results for the three months ended June 30, 2024, and does not intend to host future earnings calls until such time as the strategic review by the Board of Directors has completed its review of strategic alternatives.

About Independence Contract Drilling, Inc.

Independence Contract Drilling provides land-based contract drilling services for oil and natural gas producers in the United States. The Company constructs, owns and operates a fleet of pad-optimal ShaleDriller rigs that are specifically engineered and designed to accelerate its clients’ production profiles and cash flows from their most technically demanding and economically impactful oil and gas properties. For more information, visit www.icdrilling.com.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of the federal securities laws. Words such as "anticipated," "estimated," "expected," "planned," "scheduled," "targeted," "believes," "intends," "objectives," "projects," "strategies" and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Independence Contract Drilling's operations are based on a number of expectations or assumptions which have been used to develop such information and statements but which may prove to be incorrect. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict, and there can be no assurance that actual outcomes and results will not differ materially from those expected by management of Independence Contract Drilling. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the "Risk Factors" section of the Company’s Annual Report on Form 10-K, filed with the SEC and the information included in subsequent amendments and other filings, including the Company’s Quarterly Reports on Form 10-Q. These forward-looking statements are based on and include the Company’s expectations as of the date hereof. Independence Contract Drilling does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Independence Contract Drilling becomes aware of, after the date hereof.

INDEPENDENCE CONTRACT DRILLING, INC.

Unaudited

(in thousands, except par value and share data)

CONSOLIDATED BALANCE SHEETS

	June 30, 2024	December 31, 2023
Assets
Cash and cash equivalents	$5,542	$5,565
Accounts receivable	30,454	31,695
Inventories	1,528	1,557
Prepaid expenses and other current assets	2,369	4,759
Total current assets	39,893	43,576
Property, plant and equipment, net	332,778	348,193
Other long-term assets, net	2,279	2,908
Total assets	$374,950	$394,677
Liabilities and Stockholders’ Equity
Liabilities
Current portion of long-term debt (1)	$1,400	$1,226
Accounts payable	20,716	22,990
Accrued liabilities	7,770	16,371
Total current liabilities	29,886	40,587
Long-term debt, net (2)	170,948	154,549
Deferred income taxes, net	8,322	9,761
Other long-term liabilities	8,131	8,201
Total liabilities	217,287	213,098
Commitments and contingencies
Stockholders’ equity
Common stock, $0.01 par value, 250,000,000 shares authorized; 15,369,536 and 14,523,124 shares issued, respectively, and 15,213,277 and 14,425,864 shares outstanding, respectively	152	144
Additional paid-in capital	624,107	622,169
Accumulated deficit	(462,497)	(436,794)
Treasury stock, at cost, 156,259 shares and 97,260 shares, respectively	(4,099)	(3,940)
Total stockholders’ equity	157,663	181,579
Total liabilities and stockholders’ equity	$374,950	$394,677

(1)As of June 30, 2024 and December 31, 2023, current portion of long-term debt includes $1.4 million and $1.2 million, respectively, of finance lease obligations.

(2)As of June 30, 2024 and December 31, 2023, long-term debt includes $1.9 million and $1.7 million, respectively, of long-term finance lease obligations.

INDEPENDENCE CONTRACT DRILLING, INC.

Unaudited

(in thousands, except per share data)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2024	2023	2024	2024	2023

Revenues	$43,327	$56,356	$46,636	$89,963	$120,112
Costs and expenses
Operating costs	31,535	33,827	30,816	62,351	71,287
Selling, general and administrative	3,731	5,224	4,337	8,068	11,951
Depreciation and amortization	12,571	11,405	11,826	24,397	22,259
Asset impairment, net	4,299	—	—	4,299	—
(Gain) loss on disposition of assets, net	(1,130)	2,007	(1,004)	(2,134)	1,993
Total costs and expenses	51,006	52,463	45,975	96,981	107,490
Operating (loss) income	(7,679)	3,893	661	(7,018)	12,622
Interest expense	(10,245)	(8,251)	(9,878)	(20,123)	(16,970)
Loss before income taxes	(17,924)	(4,358)	(9,217)	(27,141)	(4,348)
Income tax benefit	(1,207)	(197)	(231)	(1,438)	(199)
Net loss	$(16,717)	$(4,161)	$(8,986)	$(25,703)	$(4,149)

Loss per share:
Basic and diluted	$(1.15)	$(0.30)	$(0.62)	$(1.77)	$(0.30)
Weighted average number of common shares outstanding:
Basic and diluted	14,521	14,050	14,504	14,512	13,951

INDEPENDENCE CONTRACT DRILLING, INC.

Unaudited

(in thousands)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities
Net loss	$(25,703)	$(4,149)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	24,397	22,259
Asset impairment, net	4,299	—
Stock-based compensation	627	2,852
(Gain) loss on disposition of assets, net	(2,134)	1,993
Non-cash interest expense	13,439	11,619
Amortization of deferred financing costs	55	55
Amortization of Convertible Notes debt discount and issuance costs	5,639	3,546
Deferred income taxes	(1,438)	(371)
Changes in operating assets and liabilities
Accounts receivable	1,241	5,265
Inventories	(81)	(208)
Prepaid expenses and other assets	2,777	157
Accounts payable and accrued liabilities	(5,657)	(7,964)
Net cash provided by operating activities	17,461	35,054
Cash flows from investing activities
Purchases of property, plant and equipment	(17,311)	(31,164)
Proceeds from the sale of assets	3,616	1,546
Net cash used in investing activities	(13,695)	(29,618)
Cash flows from financing activities
Payments to redeem Convertible Notes	(7,000)	(5,000)
Borrowings under Revolving ABL Credit Facility	31,541	17,249
Repayments under Revolving ABL Credit Facility	(27,291)	(15,560)
Proceeds from issuance of common stock through at-the-market facility, net of issuance costs	—	(34)
Purchase of treasury stock	(160)	—
Taxes paid for vesting of RSUs	(12)	(389)
Payments for finance lease obligations	(867)	(1,444)
Net cash used in financing activities	(3,789)	(5,178)
Net (decrease) increase in cash and cash equivalents	(23)	258
Cash and cash equivalents
Beginning of period	5,565	5,326
End of period	$5,542	$5,584

	Six Months Ended June 30,
	2024	2023

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$946	$1,138
Cash paid during the period for taxes	$235	$639
Supplemental disclosure of non-cash investing and financing activities
Change in property, plant and equipment purchases in accounts payable	$(3,939)	$(11,092)
Additions to property, plant and equipment through finance leases	$1,513	$1,359
Extinguishment of finance lease obligations from sale of assets classified as finance leases	$(418)	$(100)

The following table provides various financial and operational data for the Company’s operations for the three months ended June 30, 2024 and 2023 and March 31, 2024 and the six months ended June 30, 2024 and 2023. This information contains non-GAAP financial measures of the Company’s operating performance. The Company believes this non-GAAP information is useful because it provides a means to evaluate the operating performance of the Company on an ongoing basis using criteria that are used by the Company’s management. Additionally, it highlights operating trends and aids analytical comparisons. However, this information has limitations and should not be used as an alternative to operating income (loss) or cash flow performance measures determined in accordance with GAAP, as this information excludes certain costs that may affect the Company's operating performance in future periods.

OTHER FINANCIAL & OPERATING DATA

Unaudited

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2024	2023	2024	2024	2023

Number of marketed rigs end of period	26	26	26	26	26
Rig operating days (1)	1,315	1,369	1,376	2,691	3,113
Average number of operating rigs (2)	14.5	15.0	15.1	14.8	17.2
Rig utilization (3)	56%	58%	58%	57%	66%
Average revenue per operating day (4)	$28,899	$34,467	$30,313	$29,622	$34,693
Average cost per operating day (5)	$19,224	$19,005	$18,484	$18,846	$19,117
Average rig margin per operating day	$9,675	$15,462	$11,829	$10,776	$15,576

(1)	Rig operating days represent the number of days the Company’s rigs are earning revenue under a contract during the period, including days that standby revenue is earned. During the three months ended June 30, 2024 and 2023 and March 31, 2024, there were 3.0, 97.9 and 14.0 operating days in which we earned revenue on a standby basis, respectively. During the six months ended June 30, 2024 and 2023, there were 17.0 and 112.5 operating days in which we earned revenue on a standby basis, respectively. During the second quarter ended June 30, 2023, the Company recognized $5.1 million of early termination revenue.

(2)	Average number of operating rigs is calculated by dividing the total number of rig operating days in the period by the total number of calendar days in the period.

(3)	Rig utilization is calculated as rig operating days divided by the total number of days the Company’s marketed drilling rigs are available during the applicable period.

(4)	Average revenue per operating day represents total contract drilling revenues earned during the period divided by rig operating days in the period. Excluded in calculating average revenue per operating day are revenues associated with the reimbursement of (i) out-of-pocket costs paid by customers of $5.3 million, $4.0 million and $4.9 million during the three months ended June 30, 2024 and 2023, and March 31, 2024, respectively and $10.2 million and $7.0 million during the six months ended June 30, 2024 and 2023, respectively, and (ii) early termination revenues of $5.1 million during the three months ended June 30, 2023 and $5.1 million during the six months ended June 30, 2023.

(5)

Average cost per operating day represents operating costs incurred during the period divided by rig operating days in the period. The following costs are excluded in calculating average cost per operating day: (i) out-of-pocket costs paid by customers of $5.3 million, $4.0 million and $4.9 million during the three months ended June 30, 2024 and 2023, and March 31, 2024, respectively, and $10.2 and $7.0 million during the six months ended June 30, 2024 and 2023, respectively; (ii) overhead costs of $0.9 million, $0.9 million and $0.4 million during the three months ended June 30, 2024 and 2023, and March 31, 2024, respectively, and $1.3 and $1.4 million during the six months ended June 30, 2024 and 2023, respectively; (iii) rig decommissioning costs of zero, $2.8 million and zero during the three months ended June 30, 2024 and 2023, and March 31, 2024, respectively, and zero and $3.4 million during the six months ended June 30, 2024 and 2023, respectively.

Non-GAAP Financial Measures

Adjusted net debt, adjusted net (loss) income, EBITDA and adjusted EBITDA are supplemental non-GAAP financial measures that are used by management and external users of the Company’s financial statements, such as industry analysts, investors, lenders and rating agencies. In addition, adjusted EBITDA is consistent with how EBITDA is calculated under the Company’s credit facility for purposes of determining the Company’s compliance with various financial covenants. The Company defines “adjusted net debt” as long-term notes (excluding long-term capital leases) plus accrued interest on its Convertible Notes less cash. The Company defines “adjusted net (loss) income” as net (loss) income before: asset impairment, net; gain or loss on disposition of assets, net; amortization of debt discount; amortization of issuance costs; gain or loss on extinguishment of debt; change in fair value of embedded derivative liability, gain on extinguishment of derivative and other adjustments. The Company defines “EBITDA” as earnings (or loss) before interest, taxes, depreciation and amortization, and asset impairment, net and the Company defines “adjusted EBITDA” as EBITDA before stock-based compensation, gain or loss on disposition of assets, gain or loss on extinguishment of debt, gain on extinguishment of derivative and other non-recurring items added back to, or subtracted from, net income for purposes of calculating EBITDA under the Company’s credit facilities. Neither adjusted net (loss) income, EBITDA or adjusted EBITDA is a measure of net (loss) income as determined by U.S. generally accepted accounting principles (“GAAP”).

Management believes adjusted net debt, adjusted net (loss) income, EBITDA and adjusted EBITDA are useful because they allow the Company’s stockholders to more effectively evaluate the Company’s operating performance and compliance with various financial covenants under the Company’s credit facility and compare the results of the Company’s operations from period to period and against the Company’s peers without regard to the Company’s financing methods or capital structure or non-recurring, non-cash transactions. The Company excludes the items listed above from net income (loss) in calculating adjusted net (loss) income, EBITDA and adjusted EBITDA because these amounts can vary substantially from company to company within the Company’s industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. None of adjusted net (loss) income, EBITDA or adjusted EBITDA should be considered an alternative to, or more meaningful than, net income (loss), the most closely comparable financial measure calculated in accordance with GAAP, or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from adjusted net (loss) income, EBITDA and adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s return on assets, cost of capital and tax structure. The Company’s presentation of adjusted net debt, adjusted net (loss) income, EBITDA and adjusted EBITDA should not be construed as an inference that the Company’s results will be unaffected by unusual or non-recurring items. The Company’s computations of adjusted net debt, adjusted net (loss) income, EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Calculation of Adjusted Net Debt:

(in thousands)	June 30, 2024
Convertible Notes	$185,523
Revolving ABL Credit Facility	9,750
Accrued interest on Convertible Notes to be paid in-kind on September 30, 2024	6,952
Less: Cash	(5,542)
Adjusted net debt	$196,683

Reconciliation of Adjusted Net Debt to Reported Long-Term Debt:

(in thousands)	June 30, 2024
Adjusted net debt	$196,683
Add back:
Cash	5,542
Long-term portion of finance lease obligations	1,855
Less:
Debt discount and issuance costs, net of amortization	(26,180)
Issuance of additional Convertible Notes for PIK interest due on September 30, 2024	(6,952)
Total reported long-term debt	$170,948

Reconciliation of Net Loss to Adjusted Net Loss:

	(Unaudited)			(Unaudited)
	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2024	2023	2024	2024	2023
	Amount	Amount	Amount	Amount	Amount
(in thousands, except per share data)
Net loss	$(16,717)	$(4,161)	$(8,986)	$(25,703)	$(4,149)
Add back:
Asset impairment, net (1)	4,299	—	—	4,299	—
(Gain) loss on disposition of assets, net (2)	(1,130)	2,007	(1,004)	(2,134)	1,993
Amortization of debt discount and issuance costs - Convertible Notes	2,919	1,168	2,720	5,639	3,546
Adjusted net (loss) income	$(10,629)	$(986)	$(7,270)	$(17,899)	$1,390

Adjusted net (loss) income per share - Basic	$(0.73)	$(0.07)	$(0.50)	$(1.23)	$0.10
Adjusted net (loss) income per share - Diluted	$(0.73)	$(0.07)	$(0.50)	$(1.23)	$0.10

Weighted average number of common shares outstanding - Basic	14,521	14,050	14,504	14,512	13,951
Weighted average number of common shares outstanding - Diluted	14,521	14,050	14,504	14,512	13,983

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA:

	(Unaudited)			(Unaudited)
	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2024	2023	2024	2024	2023
(in thousands)
Net loss	$(16,717)	$(4,161)	$(8,986)	$(25,703)	$(4,149)
Add back:
Income tax benefit	(1,207)	(197)	(231)	(1,438)	(199)
Interest expense	10,245	8,251	9,878	20,123	16,970
Depreciation and amortization	12,571	11,405	11,826	24,397	22,259
Asset impairment, net (1)	4,299	—	—	4,299	—
EBITDA	9,191	15,298	12,487	21,678	34,881
(Gain) loss on disposition of assets, net (2)	(1,130)	2,007	(1,004)	(2,134)	1,993
Stock-based and deferred compensation cost	411	1,346	293	704	3,184
Adjusted EBITDA	$8,472	$18,651	$11,776	$20,248	$40,058

(1)	During the second quarter of 2024, we began the process of exiting our Houston rig yard by the end of the fourth quarter of 2024. Due to storage capacity restrictions in our remaining yard locations, we deemed certain assets to be more cost-efficient to temporarily store awaiting sale. As such, during the three and six months ended June 30, 2024, we recorded asset impairment on certain drilling equipment of $4.3 million based on expected fair market value less costs to sell.

(2)	Gain or loss on disposition of assets, net, represents recognition of the sale or disposition of miscellaneous drilling equipment in each respective period.

INVESTOR CONTACTS:

Independence Contract Drilling, Inc.

E-mail inquiries to: Investor.relations@icdrilling.com

Phone inquiries: (281) 598-1211